Core Laboratories N.V.

We hereby consent to the inclusion of our report dated February 22, 2006, except as to the condensed consolidating financial information in Note 19 which is October 31, 2006, relating to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Core Laboratories N.V., which appears in this Form 8-K.

PricewaterhouseCoopers LLP
Houston, Texas

October 31, 2006